Exhibit 99.1

Dayton Superior Announces Filing of Financial Statements in Connection with Safway Acquisition

    DAYTON, Ohio--(BUSINESS WIRE)--Oct. 14, 2003--Dayton Superior Corporation today announced that it has filed with the Securities and Exchange Commission an amendment to its Form 8-K filed on August 13, 2003 in connection with its acquisition of substantially all of the fixed assets and rental fleet assets of Safway Formwork Systems, L.L.C., a subsidiary of Safway Services, Inc., whose ultimate parent is Thyssen Krupp AG ("TK"). The purpose of the amendment to the Form 8-K is to include in the Form 8-K historical audited financial information for Safway Formwork Systems, L.L.C. Dayton Superior's acquisition of Safway closed on July 25, 2003.
    Prior to its acquisition by Dayton Superior, Safway Formwork sold and rented concrete forming and shoring systems, principally European-style products designed and manufactured by TK's European concrete forming and shoring business. Safway conducted its operations from seven branch locations, six of which were in identical markets as existing branches of Symons, Dayton Superior's concrete forming business. Stephen R. Morrey, Dayton Superior's President and Chief Executive Officer, said, "By acquiring the Safway Formwork assets, we have been able to significantly expand our product offerings in European clamping systems. We also have realized, and expect to continue to realize, cost synergies from the consolidation of Safway and Symons branch locations."

    Dayton Superior Corporation is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and metal accessories used in masonry construction and has an expanding construction chemicals business. The Company's products, which are marketed under the Dayton Superior(R), Dayton/Richmond(R), Symons(R), American Highway Technology(R) and Dur-O-Wal(R) names, among others, are used primarily in two segments of the construction industry: non-residential buildings and infrastructure construction projects.

    Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) the cyclical nature of nonresidential building and infrastructure construction activity, which can be affected by factors outside Dayton Superior's control such as the general economy, governmental expenditures, interest rate increases, and changes in banking and tax laws; the amount of debt we must service; the effects of weather and the seasonality of the construction industry; our ability to implement cost savings programs successfully and on a timely basis; and Dayton Superior's ability to successfully integrate acquisitions on a timely basis. This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Registration Statement on Form S-4 filed with the Securities and Exchange Commission.

    CONTACT: Dayton Superior Corporation
             Edward J. Puisis, 937-428-7172
             Fax: 937-428-9115